As filed with the Securities and Exchange Commission on July 26, 2002

Registration No. 333-____________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

DISCOVERY PARTNERS INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	33-0655706 (IRS Employer Identification No.)

9640 Towne Centre Drive
San Diego, California 92121
(Address of principal executive offices) (Zip Code)

DISCOVERY PARTNERS INTERNATIONAL, INC.
2000 Stock Incentive Plan
Employee Stock Purchase Plan
(Full title of the Plans)

Mr. Riccardo Pigliucci
Chief Executive Officer
DISCOVERY PARTNERS INTERNATIONAL, INC.
9640 Towne Centre Drive
San Diego, California 92121
(Name and address of agent for service)
(858) 455-8600
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of		Maximum	Maximum
Securities	Amount	Offering	Aggregate	Amount of
to be	to be	Price	Offering	Registration
Registered	Registered(1)	per Share	Price(2)	Fee

2000 Stock Incentive Plan Common Stock, $0.001 par value	963,867 shares	$3.62 (2)	$3,489,198.54 (2)	$321.01
2000 Employee Stock Purchase Plan Common Stock, $0.001 par value	722,900 shares	$3.62 (2)	$2,616,898.00 (2)	$240.75
Aggregate Registration Fee				$561.76

(1)	This Registration Statement shall also cover any additional shares of Registrant’s Common Stock which become issuable under the Registrant’s. 2000 Stock Incentive Plan and the 2000 Employee Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Registrant’s Common Stock.

(2)	Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low selling price per share of Registrant’s Common Stock on July 24, 2002, as reported by the Nasdaq National Market.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

     Discovery Partners International, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2001 filed with the Commission on March 29, 2002;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001 filed with the Commission on May 13, 2002;

(c)	The Registrant’s Registration Statement No. 000-31141 on Form 8-A filed with the Commission on July 25, 2000 pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the “1934 Act”), in which there is described the terms, rights, and provisions applicable to the Registrant’s outstanding Common Stock.

     All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel

Not Applicable.

Item 6. Indemnification of Directors and Officers

Section 145 of the Delaware Corporation Law provides that a Delaware corporation may indemnify any person against expenses, judgments, fines and settlements actually and reasonably incurred by any such person in connection with a threatened, pending or completed action, suit or proceeding in which such person is involved by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, provided that (i) such person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, such person had no reasonable cause to believe such person’s conduct was unlawful. If the action or suit is by or in the name of the corporation, the corporation may indemnify any such person against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation for negligence or misconduct in the performance of such person’s duty to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit is brought determines upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

The Registrant’s certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law.

The Registrant’s certificate of incorporation and bylaws provide that the Registrant shall indemnify its directors and executive officers and may indemnify its other officers and employees and other agents to the fullest extent permitted by law. The Registrant believes that indemnification under its bylaws covers at least negligence and gross negligence on the part of the indemnified parties. The Registrant’s bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification.

In addition to indemnification provided for in its certificate of incorporation and bylaws, the Registrant has entered into agreements to indemnify its directors and executive officers. The agreements, among other things, provide for indemnification of the Registrant’s directors and executive officers for expenses specified in the agreements, including attorneys’ fees, judgments, fines and settlement amounts incurred by the Registrant’s directors or executive officers in any action or proceeding arising out of that person’s services as a director or executive officer of the Registrant, any subsidiary of the Registrant or any other entity to which the person provides services at the Registrant’s request. In addition, the Registrant maintains directors’ and officers’ insurance. The Registrant believes that all of the foregoing provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

Exhibit Number	Exhibit

4.1	Instruments Defining the Rights of Stockholders. Reference is made to Registrant’s Registration Statement No. 000-31141 on Form 8-A, together with the exhibits thereto, which are incorporated herein by reference pursuant to Item 3(c) to this Registration Statement.
5.1	Opinion and Consent of Brobeck, Phleger & Harrison LLP.
23.1	Consent of Ernst & Young, LLP, Independent Auditors.
23.2	Consent of Brobeck, Phleger & Harrison LLP is contained in Exhibit 5.1
24.1	Power of Attorney. Reference is made to page II-4 of this Registration Statement.
99.1	2000 Stock Incentive Plan
99.2	2000 Employee Stock Purchase Plan.

Item 9. Undertakings

     A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference into this Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Registrant’s 2000 Stock Incentive Plan or Employee Stock Purchase Plan.

     B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on this 26th day of July, 2002.

DISCOVERY PARTNERS INTERNATIONAL, INC

By:	/s/ Riccardo Pigliucci

Riccardo Pigliucci Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

     That each person whose signature appears below constitutes and appoints Riccardo Pigliucci, Chief Executive Officer, and Chairman of the Board, and Craig S. Kussman, Chief Financial Officer, Vice President Finance and Administration, and Secretary, and each of them, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue thereof. This Power of Attorney may be signed in several counterparts.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Riccardo Pigliucci Riccardo Pigliucci	Chief Executive Officer and Chairman of the Board of Directors (principal executive officer)	July 26, 2002

/s/ Craig S. Kussman Craig S. Kussman	Chief Financial Officer, Vice President Finance and Administration and Secretary (principal financial and accounting officer)	July 26, 2002

/s/ Harry F. Hixson, Jr., Ph.D. Harry F. Hixson, Jr., Ph.D.	Director	July 26, 2002

/s/ Dieter Hoehn Dieter Hoehn	Director	July 26, 2002

/s/ Sir Colin Dollery Sir Colin Dollery	Director	July 26, 2002

Signature	Title	Date

/s/ John P. Walker John P. Walker	Director	July 26, 2002

/s/ Alan J. Lewis, Ph.D. Alan J. Lewis, Ph.D.	Director	July 26, 2002

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

EXHIBITS

TO

FORM S-8

UNDER

SECURITIES ACT OF 1933

DISCOVERY PARTNERS INTERNATIONAL, INC.

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1	Instruments Defining the Rights of Stockholders. Reference is made to Registrant’s Registration Statement No. 000-31141 on Form 8-A, together with the exhibits thereto, which are incorporated herein by reference pursuant to Item 3(c) to this Registration Statement.
5.1	Opinion and Consent of Brobeck, Phleger & Harrison LLP.
23.1	Consent of Ernst & Young LLP, Independent Auditors.
23.2	Consent of Brobeck, Phleger & Harrison LLP is contained in Exhibit 5.1.
24.1	Power of Attorney. Reference is made to page II-4 of this Registration Statement.
99.1	2000 Stock Incentive Plan
99.2	2000 Employee Stock Purchase Plan.